Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION DIVESTS STRUCTURAL COMPOSITES BUSINESS

Westwood, MA — April 18, 2018  — Chase Corporation (NYSE American: CCF) announced that it has sold its structural composites rod business to Roblon US, Inc. for a purchase price of approximately $2,100,000, pending any working capital adjustments and excluding any future royalty payments to be made by the buyer. The transaction, entered today, is set to close on April 20, 2018. The substantially full divestiture of the structural composites business follows Chase Corporation’s sale of the RodPack® wind blade components business in November 2015, and the licensing of certain composite technologies during the second quarter of fiscal 2018, both to separate and unrelated firms. Chase Corporation’s sale of its structural composites rod business to Roblon in April 2018 follows the Company’s sale of its fiber optic cable components business, also to Roblon, in April 2017.

Adam P. Chase, Chase Corporation’s President and Chief Executive Officer, commented,

“The sale of this business that supports the wind energy industry to Roblon is a continuation of an orderly exit for Chase Corporation as part of our strategy to focus on our core activities centered on specialty chemicals based protective materials.  Roblon U.S.A. continues to be an excellent partner who is focused on this business area.”

Production of fiber composite base rod, which is sold into the wind energy market for use in wind turbine blade construction, will continue at Chase Corporation’s Granite Falls, NC facility, where Roblon leases space.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:      508.819.4219

E-mail:     investorrelations@chasecorp.com

Website:   www.chasecorp.com

Chase Corporation, founded, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential,” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.